Exhibit 99.1

News Release Investor Contacts: Lisa Elliott, DRG&L lelliott@drg-l.com (713) 529-6600 C&J Energy Services, Inc. John Fitzpatrick investors@cjenergy.com (713) 260-9986

C&J ENERGY SERVICES TO PARTICIPATE IN UPCOMING

INVESTOR CONFERENCES

HOUSTON, TX (November 28, 2012) — C&J Energy Services, Inc. (NYSE: CJES) today announced that the Company will be participating in the upcoming JP Morgan 3rd Annual Boston Oil & Gas Corporate Access Day, the Dahlman Rose & Co. Ultimate Oil Services and E&P Conference and the 2012 Wells Fargo Securities 11th Annual Pipeline, MLP and Energy Symposium. Additional details regarding each conference are set forth below. A copy of the investor presentation intended for use at the conferences will be available at approximately 8:00 a.m. Eastern Time on Thursday, November 29, 2012 in the Investor Relations section of C&J Energy Services’ website at www.cjenergy.com. A live webcast of the presentation to the Dahlman Rose conference can be accessed on Monday, December 3, 2012 at approximately 2:05 p.m. Eastern Time from the C&J Energy Services’ website, where an archive will also be available for replay.

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JP Morgan 3rd Annual Boston Oil & Gas Corporate Access Day is to be held on Thursday, November 29, 2012, in Boston, MA. The Company’s management will be participating in individual meetings with investors throughout the day.

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Dahlman Rose & Co. Ultimate Oil Services and E&P Conference is to be held on December 3 & 4, 2012, in New York, NY. Josh Comstock, the Company’s Chairman and Chief Executive Officer, is scheduled to make a presentation on Monday, December 3, 2012 at approximately 2:05 p.m. Eastern Time. A live webcast of the presentation can be accessed via the Company’s website at www.cjenergy.com. The Company’s management will also be participating in individual meetings with investors during the conference.

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2012 Wells Fargo Securities 11th Annual Pipeline, MLP and Energy Symposium is to be held on December 4 & 5, 2012, in New York, NY. The Company’s management will be participating in individual meetings with investors during the conference.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, pressure pumping, wireline and other complementary services with a focus on complex, technically demanding well completions. We also manufacture and repair equipment to fulfill our internal needs as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging and active plays in the United States.

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